Filed pursuant to 424(b)(3)
Registration No. 333-280323
PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated June 26, 2024
60,000 Shares of Common Stock
2,125,793 Pre-Funded Warrants to Purchase Up to 2,125,793 Shares of Common Stock
2,185,793 Series C-1 Common Warrants to Purchase Up to 2,185,793 Shares of Common Stock
2,185,793 Series C-2 Common Warrants to Purchase Up to 2,185,793 Shares of Common Stock
153,006 Series Placement Agent Warrants to Purchase Up to 153,006 Shares of Common Stock
6,650,385 Shares of Common Stock Issuable Upon Exercise of the Series C-1 Common Warrants, Series C-2 Common Warrants, Pre-Funded Warrants and Placement Agent Warrants

This prospectus supplement No. 2 supplements the prospectus dated June 26, 2024 (the “Prospectus”), related to (a) the offering on a “reasonable best efforts” basis of (i) 60,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (ii) 2,185,793 Series C-1 warrants to purchase up to 2,185,793 shares of Common Stock (the “Series C-1 Warrants”), (iii) 2,185,793 Series C-2 warrants to purchase up to 2,185,793 shares of Common Stock (the “Series C-2 Warrants,” and together with the Series C-1 Warrants, the “Warrants”), (iv) 2,125,793 pre-funded warrants to purchase up to 2,125,793 shares of Common Stock (the “Pre-Funded Warrants”) and (v) 153,006 placement agent warrants to purchase up to 153,006 shares of Common Stock (the “Placement Agent Warrants”) and (b) the offering of 6,650,385 shares of Common Stock that are issuable from time to time upon exercise of the Warrants, Pre-Funded Warrants and Placement Agent Warrants. The “reasonable best efforts” offering was completed on June 28, 2024, and the shares of Common Stock underlying the Warrants, Pre-Funded Warrants and Placement Agent Warrants are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On September 10, 2024, the last reported sale price of our Common Stock was $0.5290 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 13 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 10, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2024
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
2223 Avenida de la Playa, Suite 208
La Jolla, CA 92037
(Address of principal executive offices and zip code)
(619) 400-1170
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders
On September 10, 2024, GRI Bio, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”), indicating that the Company no longer meets the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) because the closing bid price for the Company’s common stock was less than $1.00 for the previous 30 consecutive business days. The Letter does not have an immediate effect on the Company’s continued listing on The Nasdaq Capital Market.
Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has a 180-calendar day period, or until March 10, 2025 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement. The Minimum Bid Price Requirement will be met if the Company’s common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-calendar day period, unless Nasdaq exercises its discretion to extend such 10‑day period. If the Company does not regain compliance by the Compliance Date, the Company may be eligible for an additional 180-calendar day period, subject to satisfying the conditions in the applicable Nasdaq Listing Rules. If, before the Compliance Date, the Company’s common stock has a closing bid price of $0.10 per share or less for ten consecutive trading days, the Staff will issue a Staff Delisting Determination under Nasdaq Listing Rule 5810 with respect to the Company’s common stock.
There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement. The Company is monitoring the closing bid price of its common stock and will consider options to regain compliance with the Minimum Bid Price Requirement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2024	GRI Bio, Inc.
By: /s/ Leanne Kelly
Leanne Kelly
Chief Financial Officer